Exhibit 99.1

NEWS RELEASE	Contact: Tim T. Esaki (808) 665-5480 tesaki@mlpmaui.com

MAUI LAND & PINEAPPLE REPORTS 1st QUARTER 2017 RESULTS

KAPALUA RESORT, Hawaii, April 28, 2017 (BUSINESS WIRE) --

Maui Land & Pineapple Company, Inc. (NYSE: MLP) reported net income of $5.8 million, or $0.31 per share, for the first quarter of 2017, compared to a net loss of $1.4 million, or $(0.07) per share for the first quarter of 2016. The Company reported revenues of $9.7 million and $3.0 million during the first quarters of 2017 and 2016, respectively.

In February 2017, the Company sold the 15-acre Kapalua Golf Academy three-hole practice course for $7.0 million. The property was sold to the owner of the Kapalua Plantation and Bay Golf Courses, resulting in a gain of approximately $6.4 million. The Company applied $5.6 million of the sale proceeds to reduce its total debt to $1.2 million, as of March 31, 2017.

Additional Information

Additional information with respect to Maui Land & Pineapple Company, Inc. and our

1st quarter 2017 operating results will be available on our Form 10-Q filed with the Securities and Exchange Commission and our website www.mauiland.com.

About Maui Land & Pineapple Company, Inc.

Maui Land & Pineapple Company, Inc. develops, sells, and manages residential, resort, commercial, and industrial real estate. The Company owns approximately 23,000 acres of land on Maui and manages properties, utilities, and a nature preserve at the Kapalua Resort.

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MAUI LAND & PINEAPPLE COMPANY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(UNAUDITED)

	Three Months Ended March 31,
	2017	2016
	(in thousands except
	per share amounts)
OPERATING REVENUES
Real estate
Sales	$7,000	$-
Commissions	139	168
Leasing	1,586	1,615
Utilities	676	847
Resort amenities and other	282	346
Total operating revenues	9,683	2,976

OPERATING COSTS AND EXPENSES
Real estate
Cost of sales	576	-
Other	160	300
Leasing	469	712
Utilities	553	631
Resort amenities and other	333	197
General and administrative	489	754
Share-based compensation	559	380
Depreciation	416	495
Pension and other postretirement expenses	202	284
Total operating costs and expenses	3,757	3,753

OPERATING INCOME (LOSS)	5,926	(777)
Interest expense	(94)	(581)
NET INCOME (LOSS)	$5,832	$(1,358)
Pension, net of income taxes of $0	204	253
COMPREHENSIVE INCOME (LOSS)	$6,036	$(1,105)

NET INCOME (LOSS) PER COMMON SHARE --BASIC AND DILUTED	$0.31	$(0.07)